Accenture plc
Conflict Minerals Report
For The Year Ended December 31, 2023
Accenture plc (“Accenture,” “the Company,” “we,” “us,” or “our”) has prepared this Conflict Minerals Report for the calendar year ended December 31, 2023, to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”). Rule 13p-1 imposes due diligence and reporting obligations on US Securities and Exchange Commission (“SEC”) registrants whose manufactured products, including products contracted to be made for each registrant, contain “conflict minerals” necessary to the functionality or production of those products. Rule 13p-1 defines “conflict minerals” to include gold, cassiterite, columbite-tantalite and wolframite or their derivatives (tin, tantalum and tungsten) (collectively referred to as “3TG”) that are sourced from the Democratic Republic of the Congo and its adjoining countries including Angola, Burundi, the Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia.
In accordance with Instruction 3 to Item 1.01 of Form SD, this report does not include products manufactured by companies acquired after the deadline for the 2023 reporting period.
Introduction
Accenture is a leading global professional services company that helps the world’s leading businesses, governments and other organizations build their digital core, optimize their operations, accelerate revenue growth and enhance citizen services—creating tangible value at speed and scale. We are a talent and innovation led company with 742,000 people serving clients in more than 120 countries. Technology is at the core of change today, and we are one of the world’s leaders in helping drive that change, with strong ecosystem relationships. We combine our strength in technology with unmatched industry experience, functional expertise and global delivery capability. We are uniquely able to deliver tangible outcomes because of our broad range of services, solutions and assets across Strategy & Consulting, Technology, Operations, Industry X and Song. These capabilities, together with our culture of shared success and commitment to creating 360° value, enable us to help our clients reinvent and build trusted, lasting relationships. We measure our success by the 360° value we create for our clients, each other, our shareholders, partners and communities.
While Accenture is primarily a services business, we do manufacture or have manufactured on our behalf a limited number of hardware products. Less than a half of a percent of Accenture’s fiscal 2023 revenues were derived from the manufacture and sale of hardware by our Industry X business.
Industry X combines our digital capabilities with deep engineering and manufacturing expertise. By using the combined power of digital and data we help our clients to reinvent and reimagine the products they make and how they make them. This includes helping our clients to digitally transform how their capital projects are planned, managed and executed, from plant and asset construction to public infrastructure, power grids and data centers. We collaborate closely with our platform and software partners to help our clients achieve compressed transformations by redefining how their products are designed and engineered, tested, sourced and supplied, manufactured, and serviced, returned and renewed. We also design, manufacture, and assemble our own advanced automation equipment, robotics and other specialized commercial hardware to support our clients’ operations. Through the use of data and transformative technologies such as AI, Internet of Things, artificial reality/virtual reality, advanced robotics, digital twins and metaverse we help our clients reinvent to achieve greater resilience, productivity and sustainability in their core operations and design and engineer intelligent products faster and more cost effectively. And in doing so, we help them create new, hyper-personalized experiences and intelligent products and services.
Small amounts of 3TG are necessary to the functionality or production of the hardware products manufactured and sold by Industry X. We do not purchase ore or unrefined 3TG from mines, and we do not have a direct relationship with 3TG smelters or refiners; we purchase components from a network of suppliers, including distributors and online retailers, so we are considered a downstream purchaser in the mineral supply chain. We rely on our direct suppliers to assist with our reasonable country of origin inquiry (“RCOI”) and due diligence efforts, including the identification of smelters and refiners, for the minerals contained in the components that they supply to us. These direct suppliers similarly rely on information provided by their suppliers. On the basis of the RCOI and due diligence measures described below, as of this reporting period, we do not have sufficient validated information from our suppliers to determine with specificity the facilities used to process, the country of origin or the mine or location of origin of the 3TG used in the components supplied to us for use in our products.
Reasonable country of origin inquiry and due diligence process
In accordance with Rule 13p-1, we conducted a good faith RCOI to seek to identify the location of the facilities used to refine or process the 3TG used in our products. We designed our due diligence measures to conform, in all material respects, to the Organization for Economic Co-operation and Development’s (the “OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including related supplements, consistent with our position as a downstream company. Our due diligence included the following elements contained in the OECD framework:
•Step 1: Establish strong company management systems;
•Step 2: Identify and assess risks in the supply chain;
•Step 3: Design and implement a strategy to respond to identified risks;
•Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain; and
•Step 5: Report on supply chain due diligence.
Step 1: Establish strong company management systems
Adopt a responsible mineral sourcing policy
As a signatory to the United Nations Global Compact since 2008, we maintain a long-standing commitment to respecting human rights in our business operations and our supply chains. Guided by our core values and as stated in our Code of Business Ethics, we seek to align to the United Nations Guiding Principles on Business and Human Rights, and we also adhere to relevant international instruments and documents.
We amplify our human rights commitments through our relationships with our suppliers. Our Supplier Standards of Conduct set out the standards and practices that Accenture suppliers are required to uphold in respect of human rights and reflects our core values, our ethical principles, and our commitment to human rights, and supplements our Code of Business Ethics. In turn, Accenture expects our suppliers to apply our Supplier Standards of Conduct to their own suppliers. Our Supplier Standards of Conduct include a specific provision requiring suppliers to comply with all applicable conflict minerals reporting requirements and adopt policies and procedures that are reasonably designed to prevent products or parts that are not responsibly sourced from entering our supply chain.
Additionally, we review our supply chain strategy annually through the lens of our Code of Business Ethics and the UN Guiding Principles as part of our efforts to set industry standards for maintaining an ethical supply chain. Our internal policy on Responsible Mineral Sourcing reflects our commitment to responsibly sourcing 3TG used in our products and transparency over the 3TG supply chain. This policy requires our employees to report to the 3TG working group when they become aware of instances where Accenture may be manufacturing and selling hardware products and to participate in any subsequent due diligence efforts regarding those products. Our Responsible Mineral Sourcing policy is available on our website at https://www.accenture.com/content/dam/accenture/final/corporate/corporate-initiatives/sustainability/document/Policy-1007-Responsible-Mineral-Sourcing.pdf.
Structure internal management systems to support supply chain due diligence
As our business evolves, we recognize the need to continuously adapt our human rights due diligence strategies. We continue to incorporate human rights due diligence within many of our broader enterprise risk management systems and legal compliance processes, and at different stages of the supply life cycle. For example, as part of our human rights and supply chain due diligence and monitoring strategy, we have an established multidisciplinary 3TG working group, which includes representatives from our Industry X business, Legal, Procurement and Supplier Inclusion & Sustainability. The 3TG working group is responsible for implementing our 3TG compliance program and meets regularly throughout the year, both internally and with our independent third-party specialist supply chain diligence provider, to discuss the design and modification of the 3TG due diligence process, monitor its progress and report on its findings. In addition, the 3TG working group has also provided training on 3TG supply chain diligence and compliance to relevant internal stakeholders.
Establish a system of controls and transparency over the 3TG supply chain
We have established a system of controls and transparency over the supply chain, including through the engagement of an external specialist consultancy firm to advise on the development of processes and resources required to support our 3TG compliance program and improve the transparency of our 3TG supply chain. The 3TG working group determined, in consultation with our Industry X business, that our reporting requirement for the 2023 calendar year is limited to certain robotic industrial automation solutions, industrial process control hardware solutions and other specialized commercial hardware to support our clients’ operations.
Our Supplier Inclusion & Sustainability team has a dedicated focus on conflict minerals in our supply chain and leverages tools like our Sustainable Procurement Hub (the “Hub”) to better understand our suppliers’ ESG performance, including whether any products or components provided to Accenture contain 3TG. The Hub, our technology platform for qualifying and onboarding suppliers, is live in over 50 countries, and continues to be deployed to new markets with new features and enhancements including integration with other operating systems. In fiscal 2023, we utilized the Hub to conduct more than 5,000 sustainability assessments. Through a review of these sustainability assessments, the 3TG working group did not identify any additional in-scope products or hardware solutions or suppliers of materials containing 3TG for calendar year 2023.
Strengthen company engagement with suppliers
Through implementation of the above processes, we identified suppliers providing components that are known or likely to contain 3TG. Our independent third-party specialist supply chain diligence provider requested that the identified suppliers use the Responsible Minerals Initiative’s (“RMI’s”) Conflict Minerals Reporting Template (“CMRT”) to identify 3TG smelters and refiners (“SORs”) and associated countries of origin. We reviewed the supplier responses for completeness, accuracy and plausibility and followed up with suppliers who did not respond or whose responses were identified as having potentially incomplete or inaccurate information.
Our 3TG working group, Procurement team and independent third-party specialist supply chain diligence provider worked with many of the identified suppliers to educate them on 3TG compliance, how to complete a CMRT and to improve the quality and accuracy of the information that our suppliers provided to us. Through our diligence provider, we provide our suppliers with access to 3TG compliance training.

Establish a company‐level grievance mechanism
Employees of Accenture and our suppliers may report ethical and legal concerns, including with regard to our supply chain, confidentially and anonymously where permitted by local law, through the Accenture Business Ethics Helpline, which is accessible via phone and our website.
Step 2: Identify and assess risks in the supply chain
Use best efforts to identify the smelters and refiners in the supply chain
We identified 176 in-scope suppliers for the 2023 reporting year, who were contacted by our independent third-party specialist supply chain diligence provider and by Accenture to obtain country-of-origin information. Suppliers that responded to our due diligence requests, and reporting at a company level (i.e., for all of their products, not just those that they sold to us), identified 340 SORs that may have been in their supply chains.
Identify the scope of the risk assessment of the 3TG supply chain
Our diligence provider’s 3TG supplier questionnaire asks our suppliers to identify SORs in their supply chains. Quality control flags are raised on inaccurate or incomplete responses and suppliers are contacted again to correct the information and/or obtain additional information. Once the results from our diligence provider are received, our 3TG working group reviews the results to identify any SORs in our suppliers’ supply chain that are not verified as “Conformant” with RMI’s Responsible Minerals Assurance Process (“RMAP”) or an equivalent cross‐recognized assessment protocol.
Step 3: Design and implement a strategy to respond to identified risks
Our risk mitigation is focused on our direct suppliers because that is where we have the most leverage. We engage with our suppliers to encourage them to utilize Conformant SORs and to encourage non-Conformant SORs in their supply chains to participate in RMAP or an equivalent cross‐recognized assessment protocol.
Step 4: Carry out independent third-party audit of supply chain due diligence practices at identified points in the supply chain
Due to our position in the supply chain, we do not conduct or commission independent third-party audits of SORs. We rely upon the audits conducted by industry organizations, such as the RMI.
Step 5: Report annually on supply chain due diligence
Our conflict minerals reports are filed annually with the SEC and a copy is available on our website at https://investor.accenture.com/filings-and-reports/sec-filings.
Reasonable country of origin inquiry and due diligence results
See “Step 2: Identify and assess risks in the supply chain” above for a description of the 3TG mineral due diligence process conducted by Accenture and our independent third-party specialist supply chain diligence provider. Our in-scope suppliers’ responses for the 2023 reporting year fall into one or more of the following categories: (i) indication that no 3TG are used in components that are provided to Accenture, (ii) data with respect to the supplier’s overall, company-level 3TG sourcing, without specifying whether such 3TG were used in components provided to Accenture or indication that the supplier is unable to provide the information as it specifically relates to the components that are provided to Accenture, (iii) indication that the supplier is unable to provide SOR information at this time, and/or (iv) indication that the supplier is unable to provide or is still in the process of determining the country of origin or mine or location of origin of 3TG from its suppliers. Accordingly, as of this reporting period, we do not have sufficient validated information from our in-scope suppliers to determine with specificity the facilities used to process, the country of origin or the mine or location of origin of the 3TG used in the components supplied to us for use in our products.
Future risk mitigation efforts
We intend to take the following steps in 2024 to continue to improve our 3TG due diligence efforts and mitigate sourcing risks:
•Continue to follow the due diligence process described in this report with any refinements as appropriate.
•Continue to direct our suppliers to information and training resources to target an appropriate response rate to our supplier surveys and improve the content of the responses.
•Continue to engage with our suppliers to encourage them to utilize Conformant SORs and to encourage non-Conformant SORs in their supply chains to participate in RMAP or an equivalent cross‐recognized assessment protocol.
•Continue to provide training on 3TG supply chain diligence and compliance to relevant procurement and product teams and others throughout Accenture.
•Continue to include questions to identify any potential new products containing 3TG in our Industry X ventures and acquisitions due diligence process and to integrate our Industry X acquisitions into Accenture processes, including our 3TG and other compliance programs.
•Continue to review sustainability assessments submitted through Accenture’s Sustainable Procurement Hub to identify in-scope suppliers of products containing 3TG in our supply chain.
•Continue to invest in our Supplier Inclusion & Sustainability team's growth and resources to support disclosure.
These specific efforts are in addition to our general supply chain due diligence and monitoring strategy and processes.
Forward-looking statements
This Conflict Minerals Report contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact could be deemed forward looking, including but not limited to statements regarding Accenture’s efforts to reduce sourcing risks, ability to work with vendors to ensure conflict-free supply chains and products, and improve responses and quality of information collected from vendors. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes” and variations of these words, and similar expressions are intended to identify such forward-looking statements. Actual results could differ materially from the forward-looking statements. These statements involve substantial risks and uncertainties, including, without limitation, risks and uncertainties associated with the progress of industry and other supply chain transparency and smelter or refiner validation programs for 3TG (including the possibility of inaccurate information, fraud and other irregularities), inadequate supplier education and knowledge, limitations related to the ability or willingness of suppliers to provide accurate, complete and detailed information and limitations on our ability to verify the accuracy or completeness of any supply chain information provided by suppliers, third-party audit programs or others, as well as those risks and uncertainties described in the filings we make with the SEC. We undertake no obligation to update any forward-looking statements made in this Conflict Minerals Report as a result of new information, future events, or otherwise, except as required by law. You should not rely upon forward-looking statements as predictions of future events. Forward-looking statements represent our management’s beliefs and assumptions only as of the date of filing of this document.
Neither our Form SD nor this report incorporates by reference the content of any website to which we refer.

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